UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2017

Date of Report (Date of earliest event reported)

QUALITY CARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37805	81-2898967
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

7315 Wisconsin Avenue, Suite 250-W

Bethesda, MD 20814

(Address of principal executive offices) (Zip Code)

(240)  223-4680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

As previously announced, on April 5, 2017, Quality Care Properties, Inc. (“QCP” or the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) with its principal tenant, HCR III Healthcare, LLC and its parent HCR ManorCare, Inc. (together, “HCR ManorCare”) pursuant to which QCP agreed to forbear the exercise of remedies available to it as a result of HCR ManorCare’s default under its master lease and security agreement with QCP.  The Forbearance Agreement required, among other things, that HCR ManorCare pay to QCP $32 million in rent on the first of April, May and June of 2017, with up to $7 million of the amount received each month potentially to be loaned by QCP to subsidiaries of HCR ManorCare.  On April 5, 2017, QCP received $32 million in rent from HCR ManorCare and subsequently loaned on a secured basis $7 million to a subsidiary of HCR ManorCare. On May 1, 2017, QCP received $32 million in rent.  No loan for May was made.

On May 16, 2017, HCR ManorCare informed QCP that its secured lenders accelerated their loans to HCR ManorCare.  On June 2, 2017, QCP received $15 million from HCR ManorCare, constituting $8 million of rent and repayment of the $7 million secured loan extended pursuant to the Forbearance Agreement, rather than the full $32 million in rent required to be paid on June 1 under the terms of the Forbearance Agreement.  HCR ManorCare has informed the Company that the amount of rent paid corresponds to the amount that it believed to be appropriate to pay at this time in light of the outstanding acceleration by HCR ManorCare’s secured lenders, the desire to preserve liquidity for its stakeholders, the incurrence of professional fees and other restructuring expenses and newly provided HCR ManorCare management projections of reduced cash flow from the QCP-owned assets.  The management projections provided indicate a decline in the future financial performance of HCR ManorCare as compared to the most recent historical financial information previously provided to QCP, including HCR ManorCare’s financial information previously disclosed as an exhibit to QCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended.  QCP has not yet had an opportunity to form its own view with respect to the recent financial information provided by HCR ManorCare, or the relevance of this information to the potential future operations of a stable, restructured business.

QCP continues to be in discussions with HCR ManorCare about its lease default and a potential out-of-court restructuring that aims to provide stability to the thousands of employees of HCR ManorCare and the people in their vital care.  These discussions involve numerous HCR ManorCare stakeholders, including QCP, HCR ManorCare’s controlling shareholders, certain of its lenders and its management.  QCP believes that an out-of-court restructuring will require a substantial reduction in HCR ManorCare’s liabilities and there can be no assurance that the necessary agreements among stakeholders can be reached.  As part of these discussions, QCP is considering all alternatives, including full equity ownership of HCR ManorCare, which, if completed, is likely to, among other things, result in QCP no longer retaining its REIT status.  QCP would then expect to restructure HCR ManorCare’s operations to create a sustainable business model.

HCR ManorCare accounted for 94% of QCP’s total revenues during the year ended December 31, 2016. For additional information regarding the risks to QCP associated with HCR ManorCare, see “Risk Factors” included in QCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, which is available on QCP’s website at www.qcpcorp.com and at www.sec.gov.

Safe Harbor Statement

Certain statements in this document that are not historical statements of fact may be deemed “forward-looking statements.” The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our intent, belief or expectations. In particular, we note as a forward-looking statement the outcome of our discussions with HCR ManorCare concerning various transaction alternatives.  No assurance can be given that we will reach agreement with respect to any of these matters, that any restructuring of HCR ManorCare will take place out-of-court, or that we will acquire full ownership of HCR ManorCare. Forward-looking statements speak only as of the date of this document. The discussions referenced above may be terminated at any time.  Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements, including the discussions referenced above, to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based unless and until either such discussions are terminated or it has entered into a definitive agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 4, 2017

Quality Care Properties, Inc.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer